										Nicor Gas Company
											Form 10-Q
										Exhibit 12.01

Nicor Gas Company
Computation of Consolidated Ratio of Earnings to Fixed Charges
(thousands)

	Three		Twelve
	months ended		months ended
	September 30		September 30		Year Ended December 31
	2009		2009		2008		2007		2006	2005	2004

Earnings available to cover fixed charges:

Net income	$6,933		$67,973		$59,569		$66,277		$58,656	$53,476	$62,106

Add: Income tax expense	4,207		38,310		30,991		34,197		27,814	26,128	33,108

Fixed charges	8,913		35,700		38,246		41,000		45,041	43,203	37,555

Allowance for funds used during construction and other	(15)		(74)		(62)		(182)		(614)	(1,038)	(363)

	$20,038		$141,909		$128,744		$141,292		$130,897	$121,769	$132,406

Fixed charges:

Interest on debt	$8,417		$33,487		$35,204		$37,515		$37,665	$36,487	$35,606

Other interest charges and amortization of debt
discount, premium, and expense, net	496	*	2,213	*	3,042	*	3,485	*	7,376	6,716	1,949

	$8,913		$35,700		$38,246		$41,000		$45,041	$43,203	$37,555

Ratio of earnings to fixed charges	2.25		3.98		3.37		3.45		2.91	2.82	3.53

* The Company began accruing interest expense for uncertain tax positions on January 1, 2007.  Accordingly, for 2007 and going forward, the interest included in Fixed charges is only the interest on third party indebtedness.  Any interest expense accrued on uncertain tax positions is excluded from the calculation of Earnings.  Prior years' calculations were not changed.